Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our report dated January 23, 2023 relating to the financial statements of Arrived Homes 3, LLC, which comprise the balance sheet as of January 10, 2023 and the related statements of comprehensive income, changes in member’s equity, and cash flows for the period January 4, 2023 (date of inception) through January 10, 2023, and the related notes to the financial statements.

/s/ Morison Cogen LLP

Blue Bell, PA
February 21, 2023